UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 17, 2013

CHS Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Minnesota	0-50150	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000
Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b), (e)
On January 17, 2013, Patrick Kluempke notified CHS Inc. (the “Company”) that he intends to retire from his position of Executive Vice President, Corporate Services effective March 30, 2013. Mr. Kluempke shall receive his current salary ($510,329), prorated through March 30, 2013, as well as his Annual and Long Term Incentive Awards ($828,774) also prorated through March 30, 2013.

In connection with his retirement, Mr. Kluempke agreed to enter into a separation agreement with the Company, under which he agrees to, among other things, a release of claims and to comply with non-competition and non-solicitation covenants (the “Restrictive Covenants”) in exchange for $600,147, which represents the value of the Annual and Long-Term Incentive Awards to which he would have been entitled with respect to the remainder of fiscal 2013 had he remained with the Company through August 31, 2013.

On January17, 2013, the Company entered into a consulting agreement with Mr. Kluempke that will become effective April 1, 2013. Under the terms of the consulting agreement, Mr. Kluempke agrees to perform consulting and advisory services for the Company through December 31, 2014, including advising management with respect to potential domestic and global business development opportunities and other key matters as requested by the Company. He also agrees to remain bound by the Restrictive Covenants during the term of the consulting agreement and for one year thereafter. Pursuant to the consulting agreement, Mr. Kluempke will receive a consulting fee of $45,000 per month. As a consultant, Mr. Kluempke will not be entitled to receive any other compensation or benefits.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

January 18, 2013	By:	/s/ David A. Kastelic

Name: David A. Kastelic
Title: Executive Vice President and Chief Financial Officer